EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3
(No. 333-111490), Form S-4 (No. 333-111590) and on Form S-8 (No. 333-122877) of Royal Gold, Inc. of our report dated August 19, 2008 except for the restatement described in note 20A to the consolidated financial statements and the matter described in the penultimate paragraph of Management’s Report on Internal Control over Financial Reporting as to which the date is November 6, 2008, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Denver, Colorado
November 6, 2008